UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2009

MIDDLEBROOK PHARMACEUTICALS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-50414	52-2208264
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Village Circle, Suite 100, Westlake, Texas	76262
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 837-1200

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On December 3, 2009, MiddleBrook Pharmaceuticals, Inc. (“MiddleBrook”) issued a press release announcing a plan to reduce MiddleBrook’s workforce by approximately 32%. The restructuring plan includes a reduction in the number of MiddleBrook’s sales managers and field sales representatives to approximately 145 from about 225 and a reduction of its corporate staff by nine positions. The workforce reduction is part of a restructuring of MiddleBrook’s commercial organization designed to more aggressively preserve its financial resources. MiddleBrook commenced the notification of employees on December 1, 2009; the workforce reduction is expected to be completed by December 4, 2009.

MiddleBrook anticipates incurring aggregate restructuring charges of approximately $1.9 million, of which approximately $1.6 million relates to non-recurring employee termination charges for severance payments and benefits and approximately $300,000 of which relates to non-recurring exit costs, primarily related to vehicle lease termination expenses and write-off of the remaining net book value of certain laptop computers and associated software licenses. The majority of these charges are expected to be incurred during the fourth quarter of 2009, and approximately $1.75 million of the aggregate restructuring charge will result in future cash expenditures.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 1, 2009, MiddleBrook received notice from The Nasdaq Stock Market (“Nasdaq”) advising that for the last 30 consecutive business days, MiddleBrook’s listed securities have failed to maintain a minimum bid price of $1.00 per share, as required by Nasdaq Listing Rule 5450(a)(1) for continued listing on The Nasdaq Global Market. Nasdaq further advised MiddleBrook that in accordance with the Nasdaq listing rules, MiddleBrook has a grace period of 180 calendar days, or until June 1, 2010, to regain compliance with the minimum bid price rule. Nasdaq stated that it will deem MiddleBrook to have regained compliance with this rule if, at any time during the respective grace period, MiddleBrook’s listed securities comply with the minimum bid price rule for a minimum of ten consecutive business days.

MiddleBrook intends to actively monitor its performance with respect to this listing standard and will consider available options to resolve the deficiencies and regain compliance with the Nasdaq rules. In the event MiddleBrook does not regain compliance prior to expiration of the grace period, Nasdaq stated that MiddleBrook will receive written notification that its securities are subject to delisting. MiddleBrook may, at that time, appeal Nasdaq’s determination to a Nasdaq Hearing Panel. Such an appeal, if granted, would stay delisting until a panel ruling is issued. Alternatively, MiddleBrook may choose to apply for transfer to the Nasdaq Capital Market, provided it satisfies the requirements for continued listing on that market. There can be no assurance that MiddleBrook will be able to reestablish or maintain compliance with listing criteria on either Nasdaq market or that an appeal, if taken, would be successful.

On December 3, 2009, MiddleBrook issued a press release announcing the receipt of the Nasdaq deficiency letter. A copy of the please release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) As part of the plan of restructuring and work force reduction, MiddleBrook terminated the employment of Beth A. Burnside, Senior Vice President, Regulatory Affairs, Compliance and Strategic Planning, effective December 4, 2009.

Item9.01 — Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description
99.1	Press Release issued December 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDDLEBROOK PHARMACEUTICALS, INC.

Date: December 3, 2009	By: /s/ Dave Becker
Dave Becker
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit	Description
99.1	Press Release issued December 3, 2009

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